FOR IMMEDIATE RELEASE: 12-30-2025
Capital Bancorp Implements Management Changes to Align Leadership Structure and Advance Long-Term Enterprise Growth Strategy
Rockville, MD. -- Capital Bancorp, Inc. (NASDAQ: CBNK) today announced the renewal of Ed Barry’s employment agreement through December 2027 and an evolution of its executive leadership structure designed to support the Company’s long-term vision as a high-performing, diversified financial services enterprise.

In connection with the renewal of his employment contract, Mr. Barry will continue to serve as Chief Executive Officer of Capital Bancorp. In this capacity, he will continue to focus on enterprise-level strategy, and executing the Company’s key strategic initiatives.

In conjunction with the renewal, Steve Poynot, currently President and Chief Operating Officer, will be elevated to Chief Executive Officer of Capital Bank, N.A. In this role, Mr. Poynot will continue to lead the Commercial Bank. Mr. Poynot will also retain oversight of Windsor Advantage.

“Our long-term growth strategy is built around creating a diversified financial services enterprise comprised of a core commercial bank and a set of differentiated, high-performing businesses,” said Steven J. Schwartz, Chairman of the Board. “This leadership alignment acknowledges the complexity of our enterprise and ensures that we continue to harvest the investments that we have made in our commercial banking franchise, while continuing to maximize the growth of our other lines of business.”

Mr. Poynot joined Capital Bank in 2022 as President and Chief Operating Officer and has over 25 years of experience in commercial banking. His elevation formalizes the leadership role he has played in managing the Bank’s commercial banking business and core operations and provides dedicated executive focus on the Bank as Capital Bancorp continues to grow and diversify at the enterprise level.

Capital Bancorp, Inc. (NASDAQ: CBNK) has $3.4 billion in assets as of September 30, 2025. The Bank operates a diversified portfolio of regional banking and national specialty platforms. Capital Bank, N.A. is a member of the Federal Reserve Bank system, Member FDIC, and Equal Housing Lender.

CONTACT INFORMATION:

Media Contact:
Bryon Stevens
Investor Relations
Email: bstevens@capitalbankmd.com
Phone: 917-848-5896